Virtus ETF Trust II 485APOS

Exhibit 99.(h)(7)

VIRTUS ETF TRUST II

AMENDMENT TO Exhibits a and c to

ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT (the “Amendment”) dated as of the 22nd day of April, 2019, to Exhibits A and C to the Administrative Services Agreement, dated as of November 10, 2015 (the “Administrative Services Agreement”), is entered into by and between VIRTUS ETF TRUST II (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and VIRTUS ETF SOLUTIONS LLC, a Delaware limited liability company with its principal place of business at 1540 Broadway, New York, NY 10036 (the “Administrator”) .

WHEREAS, each of the Trust and the Administrator is a party to the Administrative Services Agreement; and

WHEREAS, each of the Trust and the Administrator desires to amend the Administrative Services Agreement to replace Exhibits A and C.

NOW, THEREFORE, the parties agree as follows:

1.       Exhibit A to the Administrative Services Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.       Exhibit C to the Administrative Services Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

3.       Except to the extent amended hereby, the Administrative Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VIRTUS ETF TRUST II	VIRTUS ETF SOLUTIONS LLC

By: William J. Smalley, President	By: Matthew Brown, Executive Vice President

EXHIBIT A

Series of the Trust

(As of April 22, 2019)

The following Funds are covered under this agreement:

Virtus Newfleet Dynamic Credit ETF

Virtus Seix Senior Loan ETF

EXHIBIT C

(As of April 22, 2019)

A. Fund Operations and Administration

The Adviser will pay to the Administrator as compensation for the Administrator’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the average daily net assets of the respective Fund in accordance with the following fee schedule:

Virtus Newfleet Dynamic Credit ETF	$0	0.01%

Virtus Seix Senior Loan ETF	$0	0.01%

B. Out-Of-Pocket and Related Expenses

The Adviser shall also reimburse Administrator for reasonable out-of-pocket and related expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following: communications; postage and delivery services; record storage and retention; and reproduction.